Exhibit 10.17

DEFERRED SHARE UNIT PLAN FOR DIRECTORS

OF ENCANA CORPORATION

Adopted with effect from December 18, 2002 and reflective with amendments made as of April 26, 2005, October 22, 2008,

December 8, 2009, July 20, 2010, February 13, 2013, December 1, 2014 and February 14, 2018

Schedules were amended effective February 14, 2018:

Schedule A	Election Notice

Schedule B	Redemption Notice

Special Appendix	Special Provisions Applicable to Directors Subject to
Section 409A of the United States Internal Revenue Code

DEFERRED SHARE UNIT PLAN FOR DIRECTORS

OF ENCANA CORPORATION

(Adopted with effect from December 18, 2002 and reflective with amendments made as of April 26, 2005, October 22, 2008,

December 8, 2009, July 20, 2010, February 13, 2013, December 1, 2014 and February 14, 2018.)

1.	PREAMBLE AND DEFINITIONS

1.1	Title

The Plan herein described shall be called the “Deferred Share Unit Plan for Directors of Encana Corporation”.

1.2	Purpose of the Plan

The purpose of the Plan is to promote a greater alignment of interests between Directors and the shareholders of the Corporation.

1.3	Definitions

1.3.1	“Affiliate” means an affiliate of the Corporation as the term “affiliate” is defined in paragraph 3 of Canada Customs and Revenue Agency Interpretation Bulletin IT-337R3, Retiring Allowances.

1.3.2	“Annual Remuneration” means:

1.3.2.1

for all periods ending on or before December 31, 2014, all amounts payable to a Director or the Chairman of the Board by the Corporation in respect of the services provided to the Corporation by the Director or the Chairman of the Board as a member of the Board in a calendar year, including without limitation (i) the annual base retainer fee for serving as a Director, (ii) the annual retainer fee for serving as a member of a Board committee, (iii) the annual retainer fee for chairing a Board committee, (iv) the fees for attending meetings of the Board or Board committees, but excluding (x) amounts received by a Director or Chairman of the Board as a reimbursement for expenses incurred in attending meetings and (y) the initial and annual grants of Deferred Share Units granted pursuant to Sections 4.1 and 4.3 hereof;

1.3.2.2

for all periods commencing on or after January 1, 2015 but ending on or before December 31, 2017, all amounts payable to a Director or the Chairman of the Board by the Corporation in respect of the services provided to the Corporation by such person in his or her capacity as a member of the Board and/or Chairman of the Board in a calendar year, including without limitation (i) the annual Board retainer payable for serving as a Director, (ii) the annual retainer payable for chairing a Board

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committee and (iii) in the case of the Chairman of the Board, all amounts payable to the Chairman of the Board in a calendar year as an annual retainer for serving as Chairman of the Board, but excluding (x) all amounts received by a Director or Chairman of the Board as a reimbursement for expenses incurred in connection with their service to the Corporation as a Director or Chairman of the Board; and (y) the initial and annual grants of Deferred Share Units granted pursuant to Sections 4.1 and 4.3 hereof; and

1.3.2.3

for all periods commencing on or after January 1, 2018, all amounts payable to a Director or the Chairman of the Board by the Corporation in respect of the services provided to the Corporation by such person in his or her capacity as a member of the Board and/or Chairman of the Board in a calendar year, including without limitation (i) the annual Board retainer payable for serving as a Director, (ii) the annual retainer payable for chairing a Board committee and (iii) in the case of the Chairman of the Board, all amounts payable to the Chairman of the Board in a calendar year as an annual retainer for serving as Chairman of the Board, but excluding (x) all amounts received by a Director or Chairman of the Board as a reimbursement for expenses incurred in connection with their service to the Corporation as a Director or Chairman of the Board; and (y) grants of restricted share units granted by the Corporation pursuant to the Restricted Share Unit Plan for Directors of Encana Corporation to such person.

1.3.3

“Blackout Period” means a trading blackout period imposed by the Corporation under the Corporation’s Securities Trading & Insider Reporting Policy (as amended, supplemented or replaced from time to time).

1.3.4	“Board” means the Board of Directors of the Corporation.

1.3.5	“Cease Trade Date” has the meaning ascribed thereto in Section 6.3.

1.3.6	“Chairman of the Board” means a director who is not an employee of the Corporation who has been elected or appointed as the non-executive Chairman of the Board of Encana Corporation.

1.3.7	“Committee” means the Nominating and Corporate Governance Committee of the Board.

1.3.8

“Conversion Date” means, with respect to any Quarter, the date used to determine the Market Value for purposes of determining the number of Deferred Share Units to be awarded in respect of that Quarter to a Director, which date shall be the date recommended by the Committee and confirmed by the Board and which shall for the Quarter

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commencing on the effective date of the Plan be the last day of that Quarter and thereafter shall generally be the last day of each Quarter and, in any event, shall not be earlier than the first business day, or later than December 31, of the year in respect of which the Deferred Share Units are being provided.

1.3.9	“Corporation” means Encana Corporation and any successor corporation whether by amalgamation, merger or otherwise.

1.3.10	“Deferred Share Unit” means a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value.

1.3.11	“Deferred Share Unit Account” has the meaning ascribed thereto in Section 5.1.

1.3.12

“Director” means a director of the Corporation who is not an employee of the Corporation otherwise than in his or her capacity as a member of the Board, and for the purposes of this Plan does not include the Chairman of the Board.

1.3.13

“Market Value” means, with respect to a particular date, the closing price for a Share on the applicable Stock Exchange on the Trading Day immediately prior to that date or, in the event of the Cease Trade Date, such other value as may be determined pursuant to Section 6.3.

1.3.14

“Quarter” means a fiscal quarter of the Corporation, which, until changed by the Corporation, shall be the three month period ending March 31, June 30, September 30 or December 31 in any calendar year.

1.3.15	“Redemption Date” has the meaning ascribed thereto in Section 6.1.

1.3.16	“Related Corporation” has the meaning ascribed thereto in Section 5.2.

1.3.17

“Share” means a common share of the Corporation and such other share as is substituted therefore as a result of amendments to the articles of the Corporation, reorganization or otherwise, including any rights that form a part of the common share or substituted share but not including any other rights that are attached thereto and trade therewith or any other share that is added thereto;

1.3.18

“Stock Exchange” means the Toronto Stock Exchange or the New York Stock Exchange, as specified in the grant confirmation provided to the Director or the Chairman of the Board relating to such Deferred Share Unit, or if the Shares are not listed on the Toronto Stock Exchange or the New York Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

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1.3.19	“Termination Date” has the meaning ascribed thereto in Section 6.1.

1.3.20	“Trading Day” means any date on which the applicable Stock Exchange is open for the trading of Shares and on which one or more Shares actually traded.

2.	CONSTRUCTION AND INTERPRETATION

2.1	In the Plan, references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.

2.2	The Plan shall be governed and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada.

2.3

If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4	Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.

3.	ELIGIBILITY

3.1	The Corporation has established the Plan, effective on December 18, 2002.

3.2	Nothing herein contained shall be deemed to give any person the right to be retained as a Director of the Corporation or an employee of the Corporation or of an Affiliate.

4.	DEFERRED SHARE UNIT GRANTS

Annual Deferred Share Unit Grants

4.1	Subject to the conditions stated herein:

(i)	For all periods commencing prior to January 1, 2010 each Director and the Chairman of the Board shall receive an annual grant of 5,000 Deferred Share Units;

(ii)	For all periods commencing after January 1, 2010 but prior to January 1, 2015 each Director and the Chairman of the Board shall receive an annual grant of 10,000 Deferred Share Units;

(iii)

For all periods commencing after January 1, 2015 but prior to January 1, 2018 each Director shall receive an annual grant of 9,800 Deferred Share Units and the Chairman of the Board shall receive an annual grant of 18,000 Deferred Share Units; and

(iv)	For all periods commencing after January 1, 2018, the Chairman of the Board and each Director shall not receive an annual grant of Deferred

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Share Units but may make an election to receive Deferred Share Units pursuant to Section 4.6.

4.2

The first annual grant of Deferred Share Units shall be effective January 1, 2006. For years following 2006 but prior to January 1, 2018, each such annual grant of Deferred Share Units shall, except as otherwise provided in Sections 4.1 to 4.3, be effective on January 1st of such year. Where January 1st falls within a Blackout Period, then the date of such annual grant of Deferred Share Units shall automatically occur and be effective on the next business day following the last day of such Blackout Period.

4.3

In the case of a Director or a Chairman of the Board who commences being a Director or a Chairman of the Board during a calendar year on a date which occurs after any annual grant of Deferred Share Units for that particular year:

(i)	in any such year occurring prior to January 1, 2010, each such Director or Chairman of the Board shall receive 5,000 Deferred Share Units;

(ii)

in any such year occurring in or after January 1, 2010 but prior to January 1, 2015, 10,000 Deferred Share Units shall be granted to each Director or the Chairman of the Board, in each such case under this Section 4.3 (i) or (ii) on the date on which such Director or Chairman of the Board is first elected or appointed to the Board; and

(iii)

in any such year occurring in or after January 1, 2015 but prior to January 1, 2018, 9,800 Deferred Share Units shall be granted to each Director and 18,000 Deferred Share Units shall be granted to the Chairman of the Board on the date on which such Director and Chairman of the Board are first elected or appointed to the Board.

The foregoing notwithstanding, effective December 1, 2014, any grant of Deferred Share Units made pursuant to this Section 4.3 shall be subject to pro-rata adjustment based on the proportion the number of calendar days in the calendar year during which such individual was a Director or Chairman of the Board is of 365 days. Where any date specified herein for the grant of Deferred Share Units falls on a date which is within a Blackout Period, then the date of such grant of Deferred Share Units shall automatically occur and be effective on the next business day following the last day of such Blackout Period.

Election for Deferred Share Units

4.4

Subject to Sections 4.5 through 4.7 and such rules, regulations, approvals and conditions as the Committee may impose, a Director or Chairman of the Board may elect to receive all or a portion of his Annual Remuneration in the form of Deferred Share Units in lieu of cash.

4.5

To elect to receive all or a portion, as specified in Section 4.6, of his Annual Remuneration in the form of Deferred Share Units, a Director or the Chairman of the Board, as the case may be, shall complete and deliver to the Corporate Secretary of the Corporation an initial written election in the form attached as

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Schedule A hereto (or such other form as provided by the Corporate Secretary of the Corporation) by no later than the date specified by the Corporate Secretary (but in any event no later than December 31 immediately preceding the commencement of the calendar year to which the Annual Remuneration relates), which shall, subject to Section 4.7, apply to all Annual Remuneration payable for the year commencing immediately following the date of the election and for any subsequent year.

4.6

Except as determined by the Committee, in its sole discretion, a Director or the Chairman of the Board may elect on an irrevocable basis, subject to Section 4.5 and Section 4.7, in lieu of cash thereof,

4.6.1	one of the following four (4) options with respect to the payment of his Annual Remuneration relating to periods commencing prior to January 1, 2018:

(i)	25% of the Director’s or Chairman of the Board’s Annual Remuneration in the form of Deferred Share Units;

(ii)	50% of the Director’s or Chairman of the Board’s Annual Remuneration in the form of Deferred Share Units;

(iii)	75% of the Director’s or Chairman of the Board’s Annual Remuneration in the form of Deferred Share Units; or

(iv)	100% of the Director’s or Chairman of the Board’s Annual Remuneration in the form of Deferred Share Units; or

4.6.2	to receive 100% of the Director’s or Chairman of the Board’s Annual Remuneration relating to periods commencing on or after January 1, 2018 in the form of Deferred Share Units.

4.7

A Director’s or Chairman of the Board’s latest election received by the Corporate Secretary of the Corporation with respect to the percentages of his Annual Remuneration to be provided in the form of Deferred Share Units shall be irrevocable and shall continue to apply with respect to Annual Remuneration for the year commencing immediately following the date of the election and for any subsequent year unless the Director or Chairman of the Board wishes to change the portion of his Annual Remuneration to be provided in the form of Deferred Share Units for subsequent years. In order to effect such a change, the Director or the Chairman of the Board shall complete and deliver to the Corporate Secretary of the Corporation a new written election, in the form attached as Schedule A hereto (or such other form as provided by the Corporate Secretary of the Corporation), in accordance with Section 4.6 which shall be effective for all Annual Remuneration payable in respect of all calendar years commencing after the date on which such new election is delivered (unless subsequently changed again for future years in accordance with this Section 4.7).

4.8	The portion of Annual Remuneration payable to a Director or Chairman of the Board in respect of a Quarter or other period within the year to which such

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Annual Remuneration relates shall be paid in cash (net of applicable withholdings) or provided in the form of Deferred Share Units as set out in Section 5.1 as soon as practicable after the last day of each Quarter or such other applicable period in respect of which the Annual Remuneration may be payable, provided that, notwithstanding any election by a Director or Chairman of the Board under the Plan, the Committee may, in its sole discretion, decline to award Deferred Share Units on account of his Annual Remuneration and instead require the Director or Chairman of the Board, as the case may be, to receive such Annual Remuneration in cash. Where any date specified herein for the grant of Deferred Share Units falls on a date which is within a Blackout Period, then the date of such grant of Deferred Share Units shall automatically occur and be effective on the second Trading Day immediately following the end of such Blackout Period to permit the Market Value of any such Deferred Share Units to be determined on a Trading Day which occurs immediately following the end of any such Blackout Period.

5.	ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION

5.1

An account, to be known as a “Deferred Share Unit Account” shall be maintained by the Corporation for each Director and the Chairman of the Board and will be credited with grants of Deferred Share Units received by a Director and the Chairman of the Board from time to time. Where Deferred Share Units are granted pursuant to Section 4.8, such Deferred Share Units shall be credited to the eligible Deferred Share Unit Account as of the Conversion Date applicable for the Quarter or other period to which the Deferred Share Units relate. The number of Deferred Share Units to be credited to a Deferred Share Unit Account as of a particular Conversion Date shall be determined by dividing (i) the portion of the Annual Remuneration for the applicable Quarter or other applicable period to be satisfied by Deferred Share Units as elected by the Director or the Chairman of the Board, as the case may be, pursuant to any of options (i) through (iv) of Section 4.6, by (ii) the Market Value on the particular Conversion Date. Deferred Share Units will be fully vested upon being credited to a Deferred Share Unit Account and the entitlement to payment of such Deferred Share Units at a Director’s or the Chairman of the Board’s Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board or other conditions.

5.2

Whenever cash dividends are paid on the Shares, additional Deferred Share Units will be credited to each Deferred Share Unit Account. The number of such additional Deferred Share Units will be calculated by dividing the dividends that would have been paid if the Deferred Share Units recorded in the Deferred Share Unit Account as at the record date for the cash dividend had been Shares by the Market Value on the date on which the dividends are paid on the Shares. Notwithstanding the foregoing, following a Cease Trade Date, the value of a Share (or the share of a corporation that is related to the Corporation for purposes of the Income Tax Act (Canada) (“Related Corporation”)) used to calculate the number of additional Deferred Share Units under this Section 5.2 shall be the value determined on a reasonable and equitable basis by the Board. Where the date on which dividends are deemed paid on the Deferred Share Units falls on a date which is within a Blackout Period, then the deemed dividend

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payment date shall automatically occur and be effective on the second Trading Day immediately following the end of such Blackout Period to permit the Market Value to be determined on a Trading Day which occurs immediately following the end of any such Blackout Period.

5.3

In the event of any stock dividend, stock split, combination or exchange of shares, merger, arrangement, re-organization, re-capitalization, consolidation, spin-off or other distribution (other than normal cash dividends) of Corporation assets to shareholders, or any other similar changes affecting the Shares, such proportionate adjustments, to reflect such change or changes shall be made with respect to the number of Deferred Share Units outstanding under the Plan, all as determined by the Board in its sole discretion.

5.4

For greater certainty, no amount will be paid to, or in respect of, a Director or the Chairman of the Board under the Plan or pursuant to any other arrangement, and no additional Deferred Share Units will be granted to a Director or the Chairman of the Board to compensate for a downward fluctuation in the fair market value of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Director or the Chairman of the Board for such purpose.

6.	REDEMPTION ON RETIREMENT OR DEATH

6.1

The value of the Deferred Share Units credited to a Deferred Share Unit Account shall be redeemable by the Director or the Chairman of the Board (or, where the Director or the Chairman of the Board has died, his estate) at the Director’s or the Chairman of the Board’s option (or after the Director’s or the Chairman of the Board’s death at the option of his legal representative) following the event, including death, causing the Director or the Chairman of the Board to be no longer a director or an employee of the Corporation, or a director or employee of an Affiliate (the “Termination Date”). The Director or the Chairman of the Board (or after the Director’s or Chairman of the Board’s death, his legal representative) shall, by filing a written notice of redemption in the form of Schedule B hereto with the Corporate Secretary of the Corporation, specify the number of Deferred Share Units to be redeemed and a redemption date (the “Redemption Date”) in respect of such Deferred Share Units which in any event must be after the date on which the notice of redemption is filed with the Corporation and within the period from the Termination Date to December 15 of the first calendar year commencing after the Termination Date (the “Redemption Deadline”). A Director or the Chairman of the Board (or after the Director’s or the Chairman of the Board’s death, his legal representative) shall be entitled to file one or more additional notices of redemption in accordance with the foregoing terms until such time as all of the Deferred Share Units credited to the corresponding Deferred Share Unit Account have been redeemed. In the event the Director or the Chairman of the Board or his respective legal representative has made no such election or has failed to redeem all Deferred Share Units credited to the corresponding Deferred Share Unit Account prior to the Redemption Deadline, the Corporation shall be entitled to deem any such unredeemed Deferred Share Units as redeemed by the Director or the Chairman of the Board or his respective legal representative effective as of the Redemption Deadline.

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6.2

The value of the Deferred Share Units redeemed by or in respect of a Director or the Chairman of the Board pursuant to Section 6.1 shall be the Market Value on the applicable Redemption Date and shall be paid to the Director or the Chairman of the Board (or, if the Director or Chairman of the Board has died, to his estate) in the form of a lump sum cash payment, net of any applicable withholdings as soon as practicable after the applicable Redemption Date, provided that in any event such payment date shall be no later than December 31 of the first calendar year commencing after the Termination Date.

6.3

In the event that any applicable Redemption Date is after the date on which the Shares ceased to be traded on the applicable Stock Exchange, provided such cessation in trading is not reasonably expected to be temporary (the “Cease Trade Date”), the value of the Deferred Share Units redeemed by or in respect of the Director or the Chairman of the Board on such Redemption Date pursuant to Section 6.1 shall be determined in accordance with the following:

(a)

where the Termination Date is before or not more than 365 days after the last Trading Day before the Cease Trade Date, the value of each Deferred Share Unit credited to the corresponding Deferred Share Unit Account at Redemption Date shall be equal to the Market Value on the last Trading Day before the Cease Trade Date;

(b)

where the Termination Date is after the date that is 365 days after the last Trading Day before the Cease Trade Date, the value of each Deferred Share Unit credited to the Deferred Share Unit Account at Redemption Date shall be based on the fair market value of a share of the Corporation or of a Related Corporation at Redemption Date as is determined on a reasonable and equitable basis by the Board after receiving the advice of one or more independent firms of investment bankers of national repute.

The value of Deferred Share Units determined in accordance with paragraph (a) or (b) of this Section 6.3, as applicable, shall be paid to the Director or the Chairman of the Board (or, if the Director or the Chairman of the Board has died, to his estate) in the form of a lump sum cash payment, net of any applicable withholdings as soon as practicable after the applicable Redemption Date, provided that in any event such payment date shall be no later than December 31 of the first calendar year commencing after the Termination Date.

7.	CURRENCY

7.1	All references in the Plan to currency refer to lawful Canadian currency.

8.	SHAREHOLDER RIGHTS

8.1

Deferred Share Units are not Shares or other securities of the Corporation and will not entitle a Director or the Chairman of the Board to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

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9.	ADMINISTRATION

9.1	Unless otherwise determined by the Board, the Plan shall remain an unfunded and unsecured obligation of the Corporation.

9.2	Unless otherwise determined by the Board, the Plan shall be administered by the Committee.

9.3

The Plan may be amended or terminated at any time by the Board, except as to rights already accrued hereunder by the Directors and the Chairman of the Board. Notwithstanding the foregoing, any amendment or termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the Income Tax Regulations or any successor provision thereto.

9.4	The Corporation will be responsible for all costs relating to the administration of the Plan.

10.	ASSIGNMENT

10.1	The assignment or transfer of the Deferred Share Units, or any other benefits under this Plan, shall not be permitted other than by operation of law.

* * * *

Schedule A

Deferred Share Unit Plan for

Directors of Encana Corporation (the “Plan”)

ELECTION NOTICE – Section 4.5 of the Plan

I.	Election

Subject to Part II of this Election Notice, I hereby elect to receive 100% of the Annual Remuneration that may be payable to me after the effective date of this election in the form of Deferred Share Units (“DSUs”) and the balance of any such Annual Remuneration in cash, net of applicable withholdings.

II.	Acknowledgement

I confirm and acknowledge that:

1.	I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

2.

I understand that, notwithstanding this election, subject to the terms of the Special Appendix (as defined below), if applicable, the Committee retains discretion to decline to grant DSUs, in which case I will remain eligible to receive my Annual Remuneration in cash.

3.

My DSUs granted under the Plan may not be redeemed by Encana Corporation (the “Corporation”) or any Affiliate thereof until I am no longer either a director or an employee of the Corporation or an Affiliate.

4.

When DSUs credited to my account pursuant to this election are redeemed in accordance with the terms of the Plan after I am no longer either a director or employee of the Corporation or any Affiliate, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

5.	The value of DSUs are based on the value of the common shares of the Corporation and therefore are not guaranteed.

6.	No funds will be set aside to guarantee the payment of DSUs. Future payment of DSUs will remain an unfunded liability recorded on the books of the Corporation.

7.

This election is irrevocable with respect to Annual Remuneration payable after the effective date described in Part III below, subject to my right under the Plan to make a new election with respect to Annual Remuneration payable in calendar years commencing after such new election notice is received by the Corporate Secretary of the Corporation.

A-1

8.

The foregoing is only a brief outline of certain key provisions of the Plan. In the event of any discrepancy between the terms of the Plan and the terms of this Election Notice, the terms of the Plan shall prevail. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined herein.

9.

To the extent I am (or become) subject to United States federal income taxes, my DSUs credited pursuant to the Plan, and my rights with respect to such DSUs, will be subject to the terms of the Special Appendix to the Plan (the “Special Appendix”), which Special Appendix contains terms and conditions that are intended to cause DSUs to comply with Section 409A of the United States Internal revenue Code. I also understand that the Special Appendix is a part of the Plan and references to the Plan shall be deemed to include a reference to the Special Appendix, to the extent applicable.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan text which governs in the case of a conflict or inconsistency with this Election Notice. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined herein.

III.	Effective Date

This election shall be effective for the year commencing after the date on which this election is received by the Corporate Secretary of the Corporation.

Date	(Name of Director)

(Signature of Director)

A-2

Schedule B

Deferred Share Unit Plan for

Directors of Encana Corporation (the “Plan”)

To:     Corporate Secretary

           Encana Corporation

REDEMPTION NOTICE

Pursuant to Section 6.1 of the Plan, I hereby advise Encana Corporation (the “Corporation) that I wish to redeem the number of Deferred Share Units specified below which are currently credited to my account under the Plan on the                                  {Redemption Date specified below, which shall be no later than December 15 (and for directors subject to United States federal income taxes, shall not be earlier than January 1) of the first calendar year commencing after the year in which the Director [or the Chairman of the Board, as applicable] ceases to be any of a director or an employee of the Corporation or of an Affiliate.}.

Number of Deferred Share Units redeemed:
(If all, specify “All”)

Redemption Date(s):
(Must be after the date which this Notice of Redemption is filed with the Corporation)

If multiple redemptions, specify the number of Deferred Share Units to be redeemed on the corresponding date.

If the Redemption Notice is signed by a legal representative, documents providing the authority of such signature must be provided to the Corporation.

Payment is to be received as follows (check one):

If Canadian:	________ mailed to my home address	_________ direct deposit

If US:	________ mailed to my home address	_________ wire transfer

Send cheque/check to:

Address: _______________________________________________________________

City: ___________________ Province/State: ______________ Postal Code/Zip:______

If payment is direct deposited please complete the following if your banking information has changed and attach a void cheque/check:

Bank Name:

Branch Address:

City / Province:

Branch Transit Number (5 digits):

Bank Number (3 digits):

Account Number:

I hereby authorize Encana Corporation to credit payment, due to me to my account, which I certify is my account, is in my name and under my direction and control. I make this authorization to the financial institution above designated. I understand that if the information provided is incorrect or illegible, I will not receive payment until the correct information is received by Encana Corporation. If you are not supplying a void cheque/check, we require a document approved in writing from your banking institution confirming this information, or alternatively their stamp/approval that the information supplied on this form is correct. In completing this form, you are acknowledging all information to be accurate and correct to the best of your knowledge.

Date	(Name of Director)

(Signature of Director)

Return this form to the Corporate Secretary of the Corporation as per Section 6.1 of the Encana Corporation Deferred Share Unit Plan for Directors.

B-1

Special Appendix

to

DEFERRED SHARE UNIT PLAN FOR DIRECTORS OF

ENCANA CORPORATION

Special provisions applicable to directors of Encana Corporation subject to

Section 409A of the United States Internal Revenue Code

This special appendix sets forth special provisions of the Plan that apply to U.S. Directors. This special appendix shall become effective on October 22, 2008; however, Sections 2.5 and 2.7 of this special appendix shall not apply in the case of a U.S. Director’s termination or death that occurs in 2008. For avoidance of doubt, nothing in this special appendix shall be deemed to modify the Plan as it relates to directors of Encana Corporation who are not U.S. Directors.

1.	Definitions

For purposes of this special appendix:

1.1	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations and other binding regulatory guidance thereunder.

1.2	“Section 409A” means section 409A of the Code.

1.3	“Separation From Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code.

1.4	“Specified Employee” means a U.S. Director who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.

1.5	“U.S. Director” means a director of Encana Corporation subject to Section 409A.

2.	Compliance with Section 409A

2.1

In General. Notwithstanding any provision of the Plan to the contrary, it is intended that, with respect to U.S. Directors, the provisions of the Plan comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each U.S. Director is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Director in connection with the Plan or any other Plan maintained by the Corporation (including any taxes and penalties under Section 409A), and neither the Corporation nor any affiliate of the Corporation shall have any obligation to indemnify or otherwise hold such U.S. Director (or any beneficiary) harmless from any or all of such taxes or penalties.

2.2

Election to Receive Deferred Share Units. A U.S. Director who wishes to have all or any part of his Annual Remuneration for a given calendar year paid as Deferred Share Units shall irrevocably elect payment in the form of Deferred Share Units prior to the commencement of the calendar year during which the Annual Remuneration is to be earned. Notwithstanding the foregoing, to the extent permitted by Section 409A, in the first calendar year in which a U.S. Director becomes eligible to participate in the Plan,

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the U.S. Director may elect payment of all or any part of the Annual Remuneration payable for services to be performed after the election in the form of Deferred Share Units, provided that such election is made within 30 days after the date the U.S. Director first becomes eligible to participate in the Plan. Any election under this Section 2.2 shall be made in accordance with procedures established by the Committee for such purpose. Any election made under this Section 2.2 shall apply to the Annual Remuneration earned in future calendar years unless and until the U.S. Director makes a later election in accordance with the terms of this Section 2.2.

2.3

Payment Deadline for Annual Remuneration Paid in Cash. Notwithstanding Section 4.8 of the Plan, payment of the Annual Remuneration payable in cash shall in all events be paid within 60 days after the last day of each Quarter.

2.4

Committee’s Ability to Decline to Issue Deferred Share Units. Notwithstanding Section 4.8 of the Plan, the Committee may only exercise its discretion pursuant to Section 4.8 of the Plan to decline to award Deferred Share Units for a given calendar year (notwithstanding an election by a U.S. Director under the Plan to have all or any part of his Annual Remuneration for a given calendar year paid as Deferred Share Units) if it does so on or before the deadline for the U.S. Director to make such election pursuant to Section 2.2.

2.5

Distributions to U.S. Directors. Notwithstanding the provisions of Section 6.1 of the Plan to the contrary, the value of a U.S. Director’s Deferred Share Unit Account shall be redeemed during the calendar year next following the calendar year in which the U.S. Director’s Termination Date occurs. If the U.S. Director does not select one or more Redemption Dates such that all Deferred Share Units in a U.S. Director’s Deferred Share Unit Account are redeemed, his Deferred Share Unit Account shall be redeemed by the Committee in sufficient time so that payment may be made on the last business day of the calendar year following the year in which the Termination Date occurs. For avoidance of doubt, a U.S. Director may not specify any Redemption Date that is earlier than January 1 or later than December 15 of the calendar year following the calendar year in which the Termination Date occurs. The Termination Date shall be the date on which the U.S. Director experiences a Separation From Service or dies. If the Termination Date results from the U.S. Director’s death, payments shall be deemed for purposes of Section 409A to be made upon death rather than Separation From Service, and shall be paid pursuant to Section 2.7.

2.6

Distributions to Specified Employees. Solely to the extent required by Section 409A, Deferred Share Unit Accounts which become redeemable on account of the Separation From Service of a U.S. Director who is determined to be a Specified Employee shall not be redeemed and paid before the date which is 6 months after the Specified Employee’s Separation from Service (or, if earlier, the date of death of the Specified Employee).

2.7

Distributions on Death. The Deferred Share Unit Account of a U.S. Director whose Termination Date results from death shall be redeemed and paid to the U.S. Director’s estate during the calendar year next following the calendar year in which the death occurs. If the U.S. Director (or the U.S. Director’s estate) does not select an applicable Redemption Date, his Deferred Share Unit Account shall be redeemed by the

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Committee in sufficient time so that payment may be made on the last business day of the calendar year following the year in which the death occurs.

2.8

Notwithstanding anything contained in this Special Appendix, if a U.S. Director becomes subject to tax pursuant to the provisions of the Income Tax Act (Canada), on amounts under the Plan prior to receipt of such amounts pursuant to Section 2.5 or 2.7 of this Special Appendix, a portion of the U.S. Director’s Deferred Share Unit Account shall be redeemed so that payment may be made in an amount equal to the “Tax Payment Amount” as soon as practicable (but not later than 90 days) after the date such amounts become subject to tax pursuant to the provisions of the Income Tax Act (Canada). The “Tax Payment Amount” shall equal the amount of taxes due by the U.S. Director (or the U.S. Director’s estate) under the Income Tax Act (Canada) on amounts under the Plan, plus an additional amount to cover any taxes imposed on the payment made pursuant to this Section 2.8 to the maximum extent permitted under Section 409A.

3.	Amendment of Appendix

The Board shall retain the power and authority to amend or modify this special appendix to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any U.S. Director.

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